EXHIBIT 4.14
EXECUTION VERSION

DATED                                                     2008

LEMANNVILLE NAVIGATION INC.

- and -

TURNEVILLE NAVIGATION INC.
as joint and several Borrowers

-  and -

LLOYDS TSB BANK PLC
as Lender

_______________________

LOAN AGREEMENT
________________________

Loan Facility of up to $9,900,000

INDEX

No.	Description	Page

1.	DEFINITIONS AND INTERPRETATION	3

2.	THE LOAN	11

3.	DRAWDOWN	11

4.	REPAYMENT	12

5.	PREPAYMENT	12

6.	INTEREST PERIODS	13

7.	INTEREST AND DEFAULT INTEREST	14

8.	PAYMENTS	15

9.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION	16

10.	ACCOUNTS OF THE LENDER	16

11.	APPLICATIONS OF RECEIPTS	17

12.	CONDITIONS PRECEDENT	17

13.	SECURITY	18

14.	REPRESENTATIONS AND WARRANTIES	19

15.	UNDERTAKINGS OF THE BORROWER	22

16.	EVENTS OF DEFAULT	26

17.	FEES, EXPENSES AND INDEMNITIES	29

18.	CHANGES IN CIRCUMSTANCES	31

19.	INCREASED COST	33

20.	ILLEGALITY	34

21.	JOINT AND SEVERAL LIABILITY	35

22.	ASSIGNMENTS AND TRANSFERS	36

23.	SET-OFF	37

24.	MISCELLANEOUS	37

25.	NOTICES	38

26.	APPLICABLE LAW AND JURISDICTION	40

SCHEDULE 1 - FORM OF NOTICE OF DRAWDOWN	42

SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS AND EVIDENCE	43

SCHEDULE 3 DETAILS OF THE VESSELS	45

SCHEDULE 4 Mandatory Cost formulae	46

THIS AGREEMENT is made on                                                                            2008

BETWEEN

1.	LEMANNVILLE NAGIVATION INC. and TURNEVILLE NAVIGATION INC.. as joint and several Borrowers; and

2.         LLOYDS TSB BANK PLC as Lender.

WHEREAS

The Lender has agreed to make available to the Borrowers, as joint and several borrowers, a loan facility of up to $9,900,000 to assist the Borrowers in financing (in part) the deposit to be made by the relevant Borrower pursuant to the MOAs.

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the Recital, the following expressions shall have the following meanings:

"Applicable Margin" means 1.30% per annum;

"Banking Day" means a day (excluding Saturdays and Sundays) on which dealings in deposits in Dollars may be carried out in the London Interbank Market and on which banks and foreign exchange markets are open for business in London, Athens and (if payment or other dealing is required to be made on that day) in New York City and (in the case of payment) the place to which such payment is required to be made;

"Basel II" means the revision to the Basel Accord as contemplated by the revised framework entitled "International Convergence of Capital Measurement and Capital Standards: a Revised Framework" published by the Basel Committee on Banking Supervision on 26 June, 2004, as such revision may be implemented in the United Kingdom, the EEA and the EU (including, for the avoidance of doubt, by way of changes to the EU Capital Adequacy Directive);

"Basel Accord" means the accord on minimum capital requirements for internationally active banks promulgated in 1988 by the Basel Committee on Banking Supervision as amended prior to the date of this Agreement;

"Borrower" means either of Lemannville Navigation Inc. or Turneville Navigation Inc., each incorporated under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and "Borrowers" means either of them;

"Breakage Costs" means, in the case of any prepayment of the whole or any part of the Loan, such amount as shall be certified by the Lender as being necessary to compensate the Lender for any loss (excluding loss of profit), penalty or expense incurred or to be incurred by the Lender on account of funds borrowed in order to make, fund or match the Loan (or any part thereof) including any losses, penalties or expenses (including, without limitation, loss of profit calculated on a mark to market basis) incurred by the Lender in connection with, any interest rate swap arrangement entered into by the Lender to hedge any exposure arising under this Agreement or in terminating or reversing or otherwise in connection with, any open position arising under this Agreement;

"Commitment Period" means the period commencing on the date of this Agreement and ending on the earlier of (a) 31 May 2008, (b) the final Drawdown Date and (c) the date on which the Lender's obligation to make available the Loan (or any part thereof) is cancelled;

"Consolidated Net Finance Charges" means, for each Measurement Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayments, penalties or premiums and other finance payments in respect of borrowings whether paid, payable or capitalised by any member of the Group in respect of that Measurement Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument; and

(e)	deducting any accrued interest owing to any member of the Group on any deposit or bank account;

"Construction Total Loss" means a total loss of a Vessel as defined in each of the Shipbuilding Contracts;

"Corporate Guarantee" means the guarantee to be executed by the Corporate Guarantor in favour of the Lender in the agreed form;

"Corporate Guarantor" means Omega Navigation Enterprises Inc., a corporation organised and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Current Assets" means, as at any date, the value at that date of the current assets of the Group on a consolidated basis determined in accordance with generally accepted accounting principles consistently applied;

"Current Liabilities" means, as at any date, the value at that date of the current liabilities of the Group on a consolidated basis determined in accordance with generally accepted accounting principles consistently applied (but excluding any repayments of principal that fall due in respect of any  long-term debt within 12 months after the date of determination of the current liabilities);

"Default Rate" means the annual rate of interest determined in accordance with Clause 7.3;

"Delivery Date" means, in relation to each Vessel, the date on which such Vessel is delivered by the Seller to the relevant Borrower pursuant to the applicable MOA;

"Deposit" means, in relation to each MOA, the deposit to be lodged in the Deposit Account by the applicable Borrower;

"Deposit Account" means, in relation to each Vessel, the joint account opened by the applicable Borrower and the Seller with Deutsche Schiffsbank AG pursuant to the applicable MOA;

"Dollars" (and the sign "$") means the lawful currency for the time being of the United States of America;

"Drawdown Date" means each Banking Day on which the Borrowers specify that they wish a Tranche to be advanced or (as the context requires) the date on which a particular Tranche is actually advanced to the Borrowers;

"EBITDA" means, in respect of any Measurement Period, means the consolidated profits of the Group from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items (including drydocking expenses);

(c)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests; and

(d)	before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation;

"Encumbrance" means any mortgage, charge, (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect);

"Event of Default" means any of the events listed in Clause 16.1;

"Fee Letter" means the fee letter agreement dated the same date as this Agreement made between the Lender and the Borrowers in respect of, among other things, the fees payable under Clause 17.1;

"Financial Indebtedness" means any indebtedness in respect of:

(a)       moneys borrowed or raised and interest thereon;

(b)	any bond, bill of exchange, note, loan stock, debenture, commercial paper or similar security or instrument;

(c)       acceptance, documentary credit or guarantee facilities;

(d)       deferred payments for assets or services acquired;

(e)	rental payments so far as attributable to payment of capital under finance leases, whether in respect of land, buildings, machinery or equipment or otherwise;

(f)        payments under hire purchase contracts;

(g)       factored debts, to the extent that there is recourse;

(h)	guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts or obligations;

(i)        any interest or currency swap or any other form of derivative transaction;

(j)	guarantees, indemnities or other assurances against financial loss in respect of indebtedness of any person falling within any of paragraphs (a) to (i) inclusive above; and

(k)	amounts raised or obligations incurred under any other transaction having the commercial effect of any of the above;

"Group" means the Corporate Guarantor and its subsidiaries;

"Indebtedness" means any obligation for the payment or repayment of moneys, whether present or future, actual or contingent, sole or joint;

"Interest Date" means a date upon which interest is due and payable in accordance with Clause 7.1;

"Interest Payable" means the aggregate amount of interest to be paid by the Corporate Guarantor (and its subsidiaries) in each Measurement Period in respect of any Financial Indebtedness;

"Interest Period" means each period determined in accordance with Clause 6 or Clause 18, as the case may be;

"Interest Rate" means the annual rate of interest which is determined by the Lender in accordance with Clause 7.2 or Clause 18, as the case may be;

"Lender" means Lloyds TSB Bank plc acting through its office at 10 Gresham Street, London EC2V 7AE;

"LIBOR" means, in relation to an Interest Period or any other relevant period:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for that period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Lender by leading banks in the London interbank market,

at or about 11.00 a.m. London time 2 Banking Days before the commencement of that period for the offering of deposits in Dollars in an amount comparable to the Loan or relevant part thereof or other relevant sum (as the case may be) and for a period comparable to that period;

"Loan" means the amount of up to $9,900,000 to be advanced by the Lender to the Borrowers under this Agreement in up to 2 Tranches and, as the context may require, means the principal amount from time to time outstanding under this Agreement;

"Liquidity" means, as at any date, the value at that date of the cash and the undrawn credit facilities of the Group on a consolidated basis as determined in accordance with generally accepted accounting principles consistently applied;

"Mandatory Cost" means the percentage rate per annum calculated by the Lender in accordance with Schedule 4;

"Measurement Period" means the 3 month period prior to the date falling at successive 3 monthly intervals starting from the first Drawdown Date;

"MOA" means, in relation to a Vessel, the memorandum of agreement entered or to be entered into between the Seller and the relevant Borrower in respect of that Vessel for the sale and purchase of that Vessel and "MOAs" means all of them;

"MOA Assignment" means, in relation to a Vessel, the assignment of the MOA of that Vessel to be executed by the relevant Borrower in favour of the Lender in the agreed form;

"Notice of Drawdown" means a notice in the form set out in Schedule 1;

"Obligor" means any party from time to time to any of the Security Documents, other than the Lender;

"Outstanding Indebtedness" means the aggregate of the Loan, all interest accrued on the Loan and all other sums of money whatsoever from time to time due or owing actually or contingently to the Lender under or pursuant to the Security Documents;

"Permitted Encumbrance" means any Encumbrance created by or pursuant to the Security Documents;

"Potential Event of Default" means an event or circumstance which, with only the giving of any notice, lapse of time, determination of the Lender in accordance with the relevant provisions of this Agreement and the other Security Documents or satisfaction of any other condition would constitute an Event of Default;

"Repayment Date" means each of the Banking Days upon which a Repayment Instalment is due and payable in accordance with Clause 4.1;

"Repayment Instalment" means the bullet instalment of each Tranche becoming due on a Repayment Date in accordance with Clause 4.1;

"Screen Rate" means, in respect of LIBOR for any period, the British Bankers' Association Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrowers;

"Security Documents" means this Agreement, the documents specified in Clause 13 and any and every other document from time to time executed to secure, or to establish a subordination or priorities arrangement in relation to, all or any of the obligations of any person to the Lender under this Agreement or any other Security Documents;

"Security Period" means the period from the date of this Agreement until the discharge of the security created by the Security Documents by final and irrevocable repayment or payment in full of the Outstanding Indebtedness;

"Seller" means in respect of each Vessel, ST Shipping & Transport Pte. Ltd. of Singapore;

"Shares Charge" means, in relation to either Borrower, the deed creating security over the whole of the issued share capital of that Borrower to be executed by the Corporate Guarantor, in such form as the Lender may approve or require;

"Shipbuilding Contract" means in respect of Hull No. 2143, the shipbuilding contract dated 7 December 2006 made between the Shipyard and the Seller together with the side agreement dated 7 December 2006 made between the Shipyard and the Seller (as the same may be amended from time to time) and in respect of Hull No. 2198, the shipbuilding contract dated 4 September 2007 made between the Shipyard and the Seller (as the same may be amended from time to time);

"Shipyard" means Hyundai Mipo Dockyard Co., Ltd. of Korea;

"Term Loan" means an amount not exceeding $83,250,000 or such other amount being the commitment made available to the Borrowers by the TL Lenders under the Term Loan Agreement;

"Term Loan Agreement" means the syndicated loan facility agreement made or to be made between, among others, the Lender, as agent and security trustee, the Borrowers and a syndicate of banks and financial institutions, including the Lender (together, the "TL Lenders") pursuant to which the TL Lenders will make available to the Borrowers a facility of up to $83,250,000 to finance the acquisition of the Vessels;

"Total Net Capitalisation" means Total Net Debt together with the total paid up shareholders' equity of the Corporate Guarantor and the other companies in the Group;

"Total Net Debt" means, at any applicable time, in respect of the Corporate Guarantor's consolidated aggregate outstanding principal amount of moneys borrowed and indebtedness or liabilities under any transaction which has the commercial effect of borrowing (excluding any operating lease commitments and warrants which would be mandatorily convertible into class A common shares) together with the principal amount of any such moneys borrowed, indebtedness or liabilities of any third party which is subject to a guarantee, indemnity or similar assurance against loss given by the Corporate Guarantor and/or any other member of the Group less all cash in hand (or cash equivalents) or on deposit with an acceptable bank and as shown in the latest consolidated accounts of the Corporate Guarantor.

"Tranche" means each Tranche of the Loan to be made available in one advance and, in relation to each Tranche, to be in the maximum amount of $4,950,000 and to be made available in accordance with Clause 2.1 and, as the context may require, means the principal amount thereof outstanding from time to time under this Agreement and "Tranches" means both of them;

"Transaction Documents" means, together, the Term Loan Agreement, the MOAs and the Shipbuilding Contracts; and

"Vessel" means either of the 2 Handymax product/chemical tanker vessels currently under construction at the Shipyard further particulars of which are set out in  and "Vessels" means both of them.

"Working Capital" means, as at any date, the value at that date of Current Assets less Current Liabilities

1.2	Interpretation

1.2.1	The following expressions shall be construed in the following manner:

"Lender" includes the successors and assigns of the Lender;

"Borrowers", "Corporate Guarantor" and "Obligor" include their respective legal personal representatives, administrators, successors and permitted assigns;

"person" includes a corporate entity and any body of persons, corporate or unincorporate;

"subsidiary" and "holding company" have the meanings given to them by Section 736 of the Companies Act 1985; and

"taxes" includes all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, and references to "tax" and "taxation" shall be construed accordingly.

1.2.2	Unless the context otherwise requires, words in the singular include the plural and vice versa.

1.2.3	References to any document include the same as varied, supplemented or replaced from time to time.

1.2.4	References to any enactment include re-enactments, amendments and extensions thereof.

1.2.5	Clause headings are for convenience of reference only and are not to be taken into account in construction.

1.2.6	Unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Agreement.

1.2.7
In this Agreement, references to periods of "months" shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which such period started, provided that (a) if such period started on the last Banking Day in a calendar month, or if there is no such numerically corresponding day, such period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, such period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, such period shall end on the preceding Banking Day (and "month" and "monthly" shall be construed accordingly).

1.2.8	A person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

1.2.9	For the purpose of this Agreement, the Tranche "applicable" to a Vessel or to a Borrower is the Tranche used by a Borrower to finance the payment of the deposit under the applicable MOA.

1.2.10
Reference in this Agreement to a document being in an agreed form are to a document in the form attached to a certificate dated the same date as this Agreement and signed for identification purposes by the Borrowers and the Lender and include references to that form with any modifications to that form which the Lender agrees with the Borrowers.

2.	THE LOAN

2.1	Agreement to advance

Subject to the provisions of this Agreement the Lender agrees to make available the Loan to the Borrowers in the maximum amount of $9,900,000 and to be divided into 2 Tranches as follows:

2.1.1
a Tranche in the amount of $4,950,000 which is to be applied by Lemannville Navigation Inc. in using as a deposit and in paying part of the purchase price due to the Seller under the relevant MOA upon delivery of Hull No. 2143 to Lemannville Navigation Inc.; and

2.1.2
a Tranche in the amount of $4,950,000 which is to be applied by Turneville Nagivation Inc. in using as a deposit and in paying part of the purchase price due to the Seller under the relevant MOA upon delivery Hull No. 2198 to Turneville Navigation Inc.

2.2	Availability

Each Tranche will be available to be drawn in one amount on the relevant Drawdown Date and is to be applied exclusively for the purposes referred to in the Recital, provided that the Lender shall not be bound to monitor or verify the application of the proceeds of the Loan.

2.3	Duration of Lender's commitment

The Lender will have no liability whatsoever to advance a Tranche (or any part thereof) after the date of the expiry of the Commitment Period and either Tranche which has not been advanced to the Borrowers at the close of business on such date shall be cancelled.

3.	DRAWDOWN

3.1	Notice of drawdown

The Borrowers may draw each Tranche subject to giving the Lender a Notice of Drawdown not later than 10:00 a.m. London time 3 Banking Days before the proposed Drawdown Date for that Tranche, which notice shall:

3.1.1	be effective on receipt by the Lender;

3.1.2	specify the Banking Day during the Commitment Period upon which the Tranche of the Loan is required;

3.1.3	specify the Borrowers' choice of duration of the Interest Period for that Tranche;

3.1.4	give full details of the place and account, which must be acceptable to the Lender, to which the proceeds of the Tranche of the Loan are to be paid;

3.1.5	constitute a representation and warranty in the terms of Clause 14; and

3.1.6	be irrevocable.

3.2	Conditions precedent

Notwithstanding the giving of Notice of Drawdown pursuant to Clause 3.1, the Lender shall not be obliged to disburse any funds until all the conditions set out in Clause 12 have been satisfied.

3.3	Application of Loan proceeds

Subject to the provisions of this Agreement, the Lender will make available each Tranche of the Loan to the Borrowers on its Drawdown Date by applying the same in accordance with the Notice of Drawdown.

3.4	Deemed Indebtedness

Each payment by the Lender under Clause 3.3 shall constitute an advance of the relevant Tranche of the Loan and the Borrowers shall thereupon become indebted, as principal and direct obligors, to the Lender in the amount of that Tranche.

4.	REPAYMENT

4.1	Repayment of Loan

Subject to the provisions of this Agreement, the Borrowers shall repay each Tranche by a bullet payment on the applicable Delivery Date.

4.2	Final repayment

On the final Repayment Date (which shall be no later than 31 October 2010) the Borrowers shall additionally pay to the Lender all sums which are then accrued or owing to the Lender under any Security Document.

5.	PREPAYMENT

5.1	Minimum prepayment and notice

The Borrowers shall have the right to prepay without premium or penalty either Tranche, in whole or in part, on any Interest Date subject to the following conditions:

5.1.1	any prepayment of part of a Tranche must be in a minimum amount or an integral multiple of $1,000,000; and

5.1.2	the Lender must receive not less than 15 days' written notice specifying the amount to be prepaid and the date on which the prepayment is to be made.

5.2	Mandatory prepayment

In relation to each Tranche, if either (a) a Vessel or a Borrower's rights under an MOA is sold or, as the case may be, assigned or otherwise transferred or (b) a Vessel becomes a Construction Total Loss or (c) the applicable Borrower becomes entitled to a refund of the moneys held in the applicable Deposit Account, then the Borrowers shall on the Relevant Date prepay to the Lender an amount equal to the outstanding Tranche together with all other applicable Outstanding Indebtedness.

For the purposes of this Clause 5.2:

"Relevant Date" means, in relation to a Vessel, the date which is the earlier of:

5.2.1	the date upon which that Vessel is sold or the applicable MOA is assigned;

5.2.2	the date 30 days after the date of the Construction Total Loss; and

5.2.3	the date upon which the applicable Deposit is released to the applicable Borrower pursuant to the terms of the MOA.

5.3	Conditions of prepayment

The following shall apply to any prepayment under this Agreement:

5.3.1
each prepayment must be made together with the accrued interest on the amount prepaid and all other sums payable in respect thereof under the provisions of this Agreement and, in the case of prepayment of the whole of the Loan, shall be accompanied by payment of all other Outstanding Indebtedness;

5.3.2
any notice of prepayment given by the Borrowers shall be effective on receipt by the Lender and shall be irrevocable once given and the Borrowers shall be bound to make such prepayment in accordance therewith;

5.3.3
except as specifically provided in this Agreement or in any other of the Security Documents, in the absence of an Event of Default and demand for repayment by the Lender, the Lender shall not be obliged to accept any other prepayment of the whole or any part of the Loan;

5.3.4	any part of the Loan which is repaid or prepaid by the Borrowers may not be redrawn; and

5.3.5	any prepayment shall be made together with any Breakage Costs.

6.	INTEREST PERIODS

6.1	Borrowers' selection of Interest Periods

Subject to Clause 6.2 and to the other provisions of this Agreement, the Borrowers may, by giving notice in writing to the Lender not later than 10.00 a.m. London time 2 Banking Days before the first day of each Interest Period, select the duration (being a period of 1, 3 or 6 months or such other period as the Borrowers may select and the Lender may agree) of that Interest Period.

6.2	Determination of duration

In relation to each Tranche, the following shall apply in determining the duration of an Interest Period:

6.2.1
the first Interest Period in respect of a Tranche shall commence on its Drawdown Date and, except in relation to the first Interest Period for the first Tranche to be drawn (which shall end on the date selected by the relevant Borrower in accordance with Clause 3.1), shall end on the last day of the then current Interest Period for the other Tranche already drawn (so that the Interest Periods for both Tranches shall be consolidated);

6.2.2	each subsequent Interest Period in respect of a Tranche shall commence on the last day of the immediately preceding Interest Period;

6.2.3
if any Repayment Date falls within the Interest Period, a separate Interest Period shall be selected in respect of the part of the Tranche due to be repaid under Clause 4 on such Repayment Date, the expiry of which period coincides with the relevant Repayment Date (and for this purpose alone the Borrowers shall be entitled to select Interest Periods of different lengths in relation to such Tranche);

6.2.4
in the absence of any such selection by the Borrower of the duration of an Interest Period, or if the Lender shall certify to the Borrower that the funds requested are not available for an Interest Period of the duration selected by the Borrower, the duration of that Interest Period shall (subject as provided in this Clause 6.2) be 3 months or such other period as the Lender may specify;

6.2.5
if the last day of any Interest Period would otherwise fall on a day which is not a Banking Day, that Interest Period shall be extended (subject to Clause 6.2.6 below) so as to end on the next succeeding Banking Day, unless by virtue of such extension the Interest Period would end in the next calendar month, in which case it shall be shortened so as to end on the immediately preceding Banking Day; and

6.2.6	no Interest Period shall extend beyond the final Repayment Date.

6.3	Lender's notification of Interest Period

The Lender will notify the Borrowers of each determination of the duration of an Interest Period promptly upon the determination thereof.

7.	INTEREST AND DEFAULT INTEREST

7.1	Interest Dates

Subject to the provisions of this Agreement, the Borrowers shall pay interest on the Loan, or any part thereof (as the case may be), at the Interest Rate applicable thereto in arrears on the last day of each Interest Period applicable thereto except that, if an Interest Period is longer than 3 months, interest shall be paid by the Borrowers every 3 months during that Interest Period and on the last day of that Interest Period.

7.2	Interest Rate

Subject to the provisions of this Agreement, the Interest Rate applicable to the Loan or any part thereof (as the case may be) for each Interest Period relating thereto will be the annual rate of interest determined by the Lender to be the aggregate of (a) the Applicable Margin, (b) LIBOR for that Interest Period and (c) the Mandatory Cost, if any, but only to the extent that the amount of the Mandatory Cost represents a change to the amount applicable at the date of this Agreement.

7.3	Default interest

Without prejudice to any other remedy of the Lender, if the Borrowers fail to pay on the due date any sum (whether of principal, interest or otherwise) due under any one or more of the Security Documents, interest will accrue, and become payable upon demand by the Lender, upon the sum unpaid from and including the date upon which it fell due for payment until the date of actual payment by the Borrowers (as well after as before judgment) at the rate per annum determined by the Lender to be equal to 2% plus whichever is the higher of:

7.3.1	the rate of interest applicable to the sum unpaid (if of principal) immediately prior to its due date for so long as the default continues; and

7.3.2	the aggregate of the Applicable Margin, LIBOR and the Mandatory Cost for periods of such duration as the Lender may determine from time to time.

For so long as the default continues such rate of interest shall be recalculated on a similar basis at the end of each successive period so determined by the Lender.  Any such interest which is not paid when due shall be compounded at the end of each such Interest Period or other period determined by the Lender for so long as it remains unpaid.

8.	PAYMENTS

8.1	Place of payment

Unless otherwise specified by the Lender, all moneys to be paid by the Borrowers to the Lender under this Agreement and any of the other Security Documents shall be paid to the Lender:

8.1.1	by not later than 10.00 a.m. (London time);

8.1.2
on their due date in Dollars, in funds which are for same day settlement in the New York Clearing House Interbank Payments System (or in such other Dollar funds as shall for the time being be customary for settlement of international banking transactions in Dollars); and

8.1.3	to such account as the Lender may from time to time notify the Borrowers.

8.2	Non-Banking Days

All payments due shall be made on a Banking Day.  If the due date for payment falls on a day which is not a Banking Day:

8.2.1	the payment or payments due shall be made on the first Banking Day thereafter, provided this falls in the same calendar month; and

8.2.2	if it does not, payment shall fall due and be made on the immediately preceding Banking Day.

8.3	Accrual of interest and periodic payments

All payments of interest and other payments of an annual or periodic nature to be made by the Borrowers shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.

9.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

9.1	No set-off or counterclaim

All payments to be made by the Borrowers under this Agreement and any of the other Security Documents shall be made:

9.1.1	without set-off or counterclaim; and

9.1.2	free and clear of, and without deduction for or on account of, any present or future taxes, unless a Borrower is compelled by law to make payment subject to any such tax.

9.2	Gross up

If a Borrower is compelled by law to make payment subject to such taxes, that Borrower will:

9.2.1	promptly notify the Lender upon becoming aware of such requirement;

9.2.2
pay the Lender such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which the Lender would have received had such payment not been subject to such taxes; and

9.2.3	deliver to the Lender copies of the receipts from the relevant government authority or body evidencing the due and punctual payment of such taxes.

10.	ACCOUNTS OF THE LENDER

10.1	Lender to open accounts

The Lender will open and maintain on its books accounts showing the amount owing to it from the Borrowers and the other Obligors and the amounts of all payments of principal, interest and other moneys falling due and received by the Lender.

10.2	Conclusiveness of entries

The Borrowers' obligation to repay the Loan or any part thereof, to pay interest thereon and to pay all other sums due under the Security Documents shall be conclusively evidenced (in the absence of manifest error) by the entries from time to time made in the accounts opened and maintained under this Clause 10.

11.	APPLICATIONS OF RECEIPTS

11.1	Order of application

Except as otherwise specifically provided in this Agreement or in any other of the Security Documents, all moneys received or recovered by the Lender under the Security Documents after the occurrence of an Event of Default will, after discharging the cost (if any) incurred in collecting such moneys, be applied as follows:

FIRST:
in or towards payment of all moneys expended or liabilities incurred by the Lender in respect of expenses, fees or charges relating to the preparation, completion and registration of the Security Documents or in respect of the protection, maintenance or enforcement of the security they create;

SECONDLY:
in or towards the satisfaction of any amounts forming the balance of the Outstanding Indebtedness which are then due and payable, whether by reason of payment demanded or otherwise, in such order of application as the Lender may think fit;

THIRDLY:
at the Lender's discretion, in retention on suspense account of such amount as the Lender may consider appropriate to secure the discharge of any part of the Outstanding Indebtedness not then due and payable, and, upon the same becoming due and payable, in or towards the discharge thereof in accordance with the foregoing provisions of this Clause 11.1; and

FOURTHLY:	the balance (if any) shall be paid to the Borrowers or other person entitled.

11.2	Waiver of right of appropriation

Each Borrower hereby irrevocably waives any rights of appropriation to which it may be entitled.

12.	CONDITIONS PRECEDENT

12.1	Conditions to be satisfied

The Lender will not be obliged to advance either Tranche of the Loan and the Borrowers shall not be entitled to draw down either Tranche of the Loan unless the following conditions precedent are satisfied:

12.1.1	the Lender has received a duly completed Notice of Drawdown;

12.1.2	the Lender has received payment of the fees and expenses specified in Clause 17 to the extent due and payable;

12.1.3	the Lender or its legal advisers have received the documents and evidence described in Schedule 2, in form and substance satisfactory to them on or before the dates specified in Schedule 2;

12.1.4	the Lender is satisfied that:

(a)	the representations and warranties contained in Clause 14 are true and correct at the Drawdown Date;

(b)	none of the circumstances specified in Clauses 18, 19 or 20 is subsisting; and

(c)	no Event of Default or Potential Event of Default has occurred or will arise as a result of the advance of that Tranche.

12.2	Waiver of conditions precedent

If the Lender, in its absolute discretion, makes available either Tranche notwithstanding that one or more of the conditions precedent specified above remains unsatisfied on the applicable Drawdown Date, then the Borrowers shall procure the satisfaction of such condition or conditions precedent within 14 days thereafter or such longer period as the Lender may, in its absolute discretion, agree in writing.

13.	SECURITY

13.1	Borrowers to provide security

As security for the payment of the Outstanding Indebtedness, the Borrowers shall execute, deliver to, and (where appropriate) register, and, as the case may be, procure that there is executed, delivered to and (where appropriate) registered, in favour of the Lender, in form and substance satisfactory to the Lender, the Security Documents set out in Clause 13.2 on or before the relevant dates specified in that Clause.

13.2	Security to be provided before Drawdown Date of a Tranche

The following Security Documents shall be executed, delivered and (where appropriate) registered on or before the date on which the Notice of Drawdown for either Tranche is given:

13.2.1	each MOA Assignment;

13.2.2	each Shares Charge; and

13.2.3	the Corporate Guarantee.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Date of representations and warranties

The Borrowers represent and warrant that the following matters are true at the date of this Agreement.

14.2	Existence, powers and compliance

Each Borrower:

14.2.1	is a company or corporation duly incorporated with limited liability, validly existing and in good standing under the laws of its country of incorporation;

14.2.2	has full power to own its property and assets and to carry on its business as it is now being conducted;

14.2.3	has complied with all statutory and other requirements relative to its business; and

14.2.4
is solvent and not in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or all or any part of its assets.

14.3	Capacity and authorisation

The entry into and performance by each Borrower of this Agreement and the other Security Documents and the Transaction Documents to which it is party are within the corporate powers of that Borrower and have been duly authorised by all necessary corporate actions and approvals.  In entering into this Agreement and the other Security Documents each Borrower is acting on its own account and not as agent or nominee of any person.

14.4	No contravention of laws or contractual restrictions

The entry into and performance by each Borrower of this Agreement and the other Security Documents and the Transaction Documents to which it is party do not and will not:

14.4.1	contravene in any respect any law, regulation or contractual restriction which does, or may, bind that Borrower or any of its assets; or

14.4.2	result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of its assets in favour of any party.

14.5	No third party Encumbrances

At the time of execution of this Agreement and each of the other Security Documents, no third party will have any Encumbrance (other than a Permitted Encumbrance) on any asset to which this Agreement or the relevant Security Document relates.

14.6	Licences and approvals in force

All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Agreement, the other Security Documents and the Transaction Documents have been obtained and are in full force and effect, true copies have been delivered to the Lender and there has been no breach of any condition or restriction imposed in this respect.

14.7	Validity and enforceability

When duly executed and delivered, and where applicable registered, each of this Agreement and the other Security Documents will:

14.7.1	constitute the legal, valid and binding obligations of the parties thereto; and

14.7.2
will create a perfected security interest with the required priority in the assets and revenues intended to be covered thereby, enforceable against the parties thereto in accordance with their respective terms, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors' rights generally.

14.8	Status of Transaction Documents

The copies of the Transaction Documents delivered to the Lender before the date of this Agreement are true and complete copies.  The Transaction Documents constitute legal, valid, binding and enforceable obligations of the parties thereto in accordance with their respective terms.  No amendments or additions to the Transaction Documents have been agreed nor has any party thereto waived any of its respective rights under any of the Transaction Documents.

14.9	No breach or default

Neither Borrower is:

14.9.1	in breach of any law, governmental directive, guideline or policy statement, whether having the force of law or not; or

14.9.2	in default under any agreement to which it is party or by which it may be bound.

14.10	No litigation current or pending

No litigation, arbitration, tax claim or administrative proceeding is current or pending or (to the knowledge of either Borrower) threatened, which, if adversely determined, would have a materially detrimental effect on the financial condition of the Borrowers (or either of them).

14.11	No default

No continuing Event of Default or Potential Event of Default has occurred.

14.12	Choice of law and jurisdiction

The choice of English law to govern this Agreement and the choice of the relevant set of laws made in each of the other Security Documents and the submission by the Borrowers to the jurisdiction of the relevant courts in each Security Document is valid and binding, and neither Borrower is entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set-off or counterclaim relating to this Agreement or the other Security Documents or in connection with the enforcement of any judgement or order arising from such proceedings.

14.13	Truth of financial and other information

The actual (and not projected) financial and other information supplied to the Lender by or on behalf of either Borrower or any other Obligor in connection with the negotiation and the preparation of this Agreement or delivered to the Lender pursuant to this Agreement is true and accurate in all material respects when given, and does not contain any misstatement of fact or omit any material fact.

14.14	No deterioration of financial condition

Neither Borrower's or the Corporate Guarantor's financial condition has suffered any material deterioration since that condition was last disclosed to the Lender.

14.15	No liability to deduction or withholding

All payments to be made by the Borrowers under this Agreement and the other Security Documents may be made free and clear of and without deduction or withholding for or on account of any taxes, and neither this Agreement nor any of the other Security Documents is liable to any registration charge or any stamp, documentary or similar taxes imposed by any authority, including without limitation, in connection with the admissibility in evidence of any thereof.

14.16	No established place of business in United Kingdom

None of the Borrowers has an established place of business in any part of the United Kingdom or the United States of America or in any other jurisdiction which would require any of the Security Documents to be filed or registered in that jurisdiction to ensure its validity or enforceability.

14.17	Pari passu obligations

Each Borrower's obligations under this Agreement and the other Security Documents will rank at least pari passu with all of its other unsecured and unsubordinated obligations and liabilities from time to time outstanding other than as preferred by statute.

14.18	Money Laundering

Any borrowing by any of the Borrowers or other Obligor and the performance of their respective obligations hereunder or under the Security Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

14.19	No commissions or rebates

There are no commissions, rebates, premiums or other payments by or to or for the account of any Obligor, its shareholders or directors in connection with the transactions contemplated by this Agreement, other than as disclosed to the Lender in writing.

14.20	Status of Shipbuilding Contracts and MOAs

The Borrowers are not aware (having made due enquiry) of any breach or default by any party of any to the Shipbuilding Contracts or MOAs.

14.21	Continuing nature of representations and warranties

The Borrowers agree that the representations set out in this Clause 14 shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and on each Interest Date with reference to the facts and circumstances then subsisting, as if made on such date.

15.	UNDERTAKINGS OF THE BORROWERS

15.1	Duration of undertakings

Each Borrower shall comply with the undertakings contained in this Clause 15 which shall remain in force from the date of this Agreement to the end of the Security Period.

15.2	General undertakings

Each Borrower shall:

15.2.1	perform and observe the several covenants and obligations imposed upon it under the Security Documents;

15.2.2
without affecting its obligations under the applicable provisions of the Security Documents, perform and observe its obligations under the Transaction Documents to which it is a party and use its best endeavours to procure that each of the other parties to the Transaction Documents performs and observes its obligations thereunder;

15.2.3
inform the Lender promptly of any litigation, arbitration, tax claim or administrative proceeding instituted or (to its knowledge) threatened and of any other occurrence of which it becomes aware which might materially adversely affect:

(a)	its ability, or the ability of any other Obligor, to perform its obligations under the Security Documents; or

(b)	the security constituted by the Security Documents;

15.2.4	maintain its corporate existence as a corporation duly organised, validly existing and in good standing in its place of incorporation;

15.2.5
obtain and maintain in force, and promptly furnish certified copies to the Lender of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under the Security Documents or which may be required for the validity, enforceability or admissibility in evidence of the Security Documents and the Transaction Documents to which it is a party;

15.2.6	ensure that its obligations under the Security Documents rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations;

15.2.7	conduct its business in a proper and efficient manner and not change the nature, organisation or conduct of its business as presently conducted

15.2.8	promptly after the happening of any Event of Default or a Potential Event of Default, notify the Lender of such event and of the steps (if any) which are being taken to remedy it;

15.2.9
pay all taxes, assessments and other governmental charges as they fall due, except to the extent that it is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves for their payment if such proceedings fail;

15.2.10
keep proper books of account in respect of its business in accordance with generally accepted accounting principles consistently applied and whenever so requested by the Lender make the same available for inspection by or on behalf of the Lender;

15.2.11
procure that the Corporate Guarantor provides the Lender (a) within 120 days of the end of each respective financial year with certified copies of its consolidated profit and loss account and balance sheet and its subsidiaries and (b) within 45 days after each financial quarter certified copies of all its interim consolidated management accounts and financial statements, and, in each such case, to be prepared in a form consistent with generally accepted accounting principles and practices consistently applied and audited by auditors previously approved in writing by the Lender;

15.2.12
a certificate from the Chief Financial Officer of the Corporate Guarantor confirming compliance with the financial covenants contained in Clause 15.4 and such certificate being accompanied by detailed (to the satisfaction of the Lender) calculations relating to such covenants;

15.2.13
provide the Lender with such other financial and other information concerning itself and its affairs and the progress of construction of its Vessel as the Lender may from time to time reasonably require;

15.2.14
provide the Lender with any information requested by it pursuant to any anti-money laundering legislation, know your client regulations or procedures applicable to the Lender from time to time, so as to ensure compliance by the Lender;

15.2.15
(if the Lender reasonably considers that its financial position or prospects are deteriorating), give independent auditors appointed to carry out an audit and inspection of its affairs every assistance in that regard;

15.2.16
promptly, at the request of the Lender from time to time, provide the Lender with a certificate signed by its chief financial officer or chief executive officer  confirming that it is, as at the date of such certificate, in compliance with its obligations under the Security Documents and that no Event of Default or Potential Event of Default has occurred, or, if any has occurred, none is continuing; and

15.2.17	enter into the Term Loan Agreement within 5 Banking Days of the final Drawdown Date.

15.3	Consent of Lender required

Neither Borrower shall without the prior written consent of the Lender:

15.3.1	except as contemplated by this Agreement, convey, assign, transfer, sell or otherwise dispose of or deal with any of its real or personal property, assets or rights, whether present or future;

15.3.2
create or permit to exist any Encumbrance (other than a Permitted Encumbrance) over any part of its undertaking, property, assets or rights, whether present or future (provided that where any such Encumbrance arises in the ordinary course of business, that Borrower shall promptly discharge the same);

15.3.3	incur any Financial Indebtedness or other liability or obligation except:

(a)	under this Agreement and the other Security Documents; or

(b)
unsecured Financial Indebtedness owed to the Corporate Guarantor provided that, before such Financial Indebtedness is incurred, particulars of the same are immediately notified to the Lender, and the relevant Obligor(s) execute(s) such deeds and documents as the Lender may at its discretion require to subordinate the same to the Outstanding Indebtedness;

15.3.4	waive or fail to enforce any provision of, or agree to any amendment or supplement to, the Transaction Documents to which it is a party;

15.3.5	issue any further shares or stock or register any transfer of any of its shares or stock, or admit any new member, whether by subscription or transfer;

15.3.6	consolidate, amalgamate or merge with any other entity;

15.3.7	form or acquire any subsidiary;

15.3.8	alter or extend its financial year for the purposes of the preparation of its accounts, or change its auditors;

15.3.9	alter any of the provisions of its constitutional documents;

15.3.10	make any loans or advances to, or any investments in, any person (including, without limitation, any officer, director, stockholder, employee or customer of any Borrower);

15.3.11	except as contemplated by this Agreement, assume, guarantee or endorse, or otherwise become or remain liable for, any obligation of any other person;

15.3.12	authorise or accept any capital commitment other than in the normal course of business;

15.3.13	make any payment of principal or interest to any of its shareholders in respect of any loans or loan capital made available to it by its shareholders;

15.3.14
when an Event of Default or Potential Event of Default has occurred, declare or pay any dividends upon any of its shares or stock or otherwise distribute any assets to any of its shareholders whether in cash or otherwise;

15.3.15
consolidate or subdivide or alter any of the rights attached to, or reduce, any of its share capital, or capitalise, repay or otherwise distribute any amount outstanding to the credit of any capital or revenue reserves, redeem any of its share capital in any way or enter into any arrangement with its creditors; or

15.3.16	permit any changes to be made in the identity of its shareholders or the senior management of the Corporate Guarantor.

15.4	Financial Covenants

Each of the Borrowers shall:

15.4.1	procure that the Corporate Guarantor shall ensure that in respect of each Measurement Period:

(a)	the ratio of EBITDA to Interest Payable is not less than 2:1;

(b)	the ratio of Total Net Debt to Total Net Capitalisation is not more than 0.70:1;

(c)	the Working Capital is not less than $1,000,000; and

(a)	Liquidity is not less than:

(i)	$500,000 per Vessel if the average remaining time charter coverage in respect of both Vessels is more than 1 year;

(ii)	$750,000 per Vessel if the average remaining time charter coverage in respect of both Vessels is more than 6 months and less or equal to 1 year; and

(iii)	5% of the Outstanding Indebtedness if the average remaining time charter coverage in respect of both Vessels is less or equal to 6 months, but in any event not less than $750,000;

15.4.2
(if the Agent reasonably considers that its financial position or prospects are deteriorating), give independent auditors appointed to carry out an audit and inspection of its affairs every assistance in that regard.

16.	EVENTS OF DEFAULT

16.1	Defaults

There shall be an Event of Default if any one or more of the following happen:

16.1.1
a Borrower fails to make any payment due under any of the Security Documents on its due date, or, in respect of moneys payable on demand, (unless otherwise specifically provided) on the date such moneys are demanded to be paid;

16.1.2	a Borrower is in breach of any of the provisions of Clauses 15.2.4, 15.2.17 or 15.3, or any one or more of the provisions of the Security Documents relating to the Insurances;

16.1.3
a Borrower fails to observe or perform any provision of the Security Documents other than those referred to in Clauses 16.1.1 and 16.1.2 and either, in the opinion of the Lender, such default is not remediable, or, in the case of any such default which the Lender considers capable of remedy, such default continues unremedied for a period of 14 days after the Lender, by notice to the Borrowers, requires the same to be remedied;

16.1.4	Hull No. 2143 is not delivered to the applicable Borrower by 26 February 2011 and/or Hull No. 2198 is not delivered to the applicable Borrower by 26 January 2010;

16.1.5
any licence, approval, consent, authorisation or registration at any time necessary or desirable for the validity, enforceability or admissibility in evidence of the Security Documents, or for a Borrower to comply with its obligations thereunder;

16.1.6
a Vessel becomes a Construction Total Loss and (without prejudice to the Borrowers' obligations under Clause 5.2) the Lender does not receive within the stated time frame the amount specified to be repaid to the Lender pursuant to Clause 5.2;

16.1.7
a petition is filed, or an order made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of a Borrower (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of the Lender, has been obtained) or any proceedings analogous to winding-up proceedings are begun in any jurisdiction in relation to a Borrower or if a Borrower suspends payment of, or is unable to or admits inability to pay, its debts as they fall due or makes any special arrangement or composition with creditors generally or any class of its creditors;

16.1.8
an administrator, administrative receiver, receiver or trustee or similar official is appointed of the whole, or what the Lender considers a material part, of the property, assets or undertaking of a Borrower or if a Borrower applies for, or consents to, any such appointment;

16.1.9	any step is taken (including, without limitation, the making of any application or the giving of any notice) by a Borrower or by any other person to appoint an administrator in respect of a Borrower;

16.1.10
an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or what the Lender considers a material part, of the property, assets or undertaking of a Borrower and the same is not released/satisfied within 14 days;

16.1.11
a Borrower ceases, or threatens to cease, to carry on its business, or disposes or threatens to dispose of what the Lender considers a material part of its properties, assets or undertakings, or such a part is seized, nationalised, appropriated or compulsorily purchased by or under the authority of any government;

16.1.12	anything is done, suffered or omitted to be done or occurs which, in the reasonable opinion of the Lender would in any way imperil the security created by the Security Documents;

16.1.13
an event of default or event of termination occurs in relation to any obligation whatsoever of a Borrower in respect of Financial Indebtedness, whether such obligation is to the Lender or any other person or any guarantee or indemnity given by a Borrower is not honoured when called;

16.1.14
any representation or warranty made or deemed to be made in any of the Security Documents, or in any certificate or statement delivered in connection with any of the Security Documents or Transaction Documents or in the negotiations leading up to the conclusion of this Agreement is, or at any time becomes, incorrect in any respect which the Lender considers materially adverse to the Lender, as if such representation or warranty were made as of such time;

16.1.15	a Borrower ceases to be a company or corporation duly registered in good standing in the place in which it was incorporated;

16.1.16
it becomes impossible or unlawful for a Borrower to fulfil any of its obligations under the Security Documents, or for the Lender to exercise any of the rights vested in it by, or to enforce the security constituted by, the Security Documents, or any of the Security Documents for any reason becomes invalid or unenforceable or ceases to be in full force and effect or either Borrower repudiates or threatens to repudiate any of the Security Documents;

16.1.17
(without the prior written consent of the Lender) the Corporate Guarantor ceases to be the sole legal and/or beneficial owner of the shares of the Borrowers or there is a change in the legal and/or beneficial ownership of the Corporate Guarantor;

16.1.18	in the reasonable opinion of the Lender there is any material adverse change in the financial condition of a Borrower, or the Corporate Guarantor;

16.1.19	any of the events specified in Clauses 16.1.1 to 16.1.18 inclusive occurs (mutatis mutandis) in relation to any other Obligor;

16.1.20
any event occurs or proceeding is taken in relation to a Borrower or any other Obligor (in any jurisdiction which has an effect equivalent or similar to any of the events specified in Clauses 16.1.7 to 16.1.9;

16.1.21
any licence, approval, consent, authorisation or registration at any time necessary or desirable for the validity, enforceability or admissibility in evidence of any of the Transaction Documents, or for any of the parties thereto to comply with its obligations thereunder, is revoked, withheld or expires, or is modified in what the Lender considers a material respect; or

16.1.22
it becomes impossible or unlawful for any party to any of the Transaction Documents to fulfil any of its obligations under, or to exercise any rights vested in it by any of the Transaction Documents or any of the Transaction Documents is breached in any material respect by any party thereto or is terminated or for any reason becomes invalid or unenforceable or otherwise ceases to be in full force and effect or any party thereto repudiates or threatens to repudiate any of the Transaction Documents.

16.2	Lender's remedies

Upon the occurrence of an Event of Default while it is continuing without prejudice to any of the rights and remedies of the Lender under any of the other Security Documents or otherwise the Lender may take any one or more of the following actions:

16.2.1	by written notice to the Borrowers declare its commitment to advance the Loan cancelled, whereupon the same shall be cancelled;

16.2.2
by written notice to the Borrowers demand the immediate repayment of the Loan, all interest accrued thereon and all other Outstanding Indebtedness, whereupon the same shall become immediately due and payable; and

16.2.3	take steps to exercise the rights and remedies conferred upon the Lender by this Agreement and the other Security Documents and exercisable on or after the occurrence of an Event of Default.

17.	FEES, EXPENSES AND INDEMNITIES

17.1	Fees

The Borrowers shall pay to the Lender such fees on such dates and in such amounts as is specified in the Fee Letter.

17.2	Indemnity against costs

The Borrowers shall pay to the Lender on demand, and each Borrower shall indemnify and keep the Lender indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses) and taxes thereon suffered or incurred by the Lender:

17.2.1	in the negotiation, preparation, printing, execution and registration of this Agreement and the other Security Documents;

17.2.2	in entering into this Agreement and/or the Security Documents or in connection with the Vessels;

17.2.3
in the enforcement or preservation or the attempted enforcement or preservation of any of the Lender's rights and powers under this Agreement and the other Security Documents or of the security constituted by the Security Documents;

17.2.4
in connection with any actual or proposed amendment of or supplement to this Agreement or any other of the Security Documents, or with any request of the Lender to grant any consent or waiver in respect of any provision of this Agreement or any other of the Security Documents, whether or not the same is given;

17.2.5	arising out of any act or omission made by the Lender in good faith in connection with any of the matters dealt with in the Security Documents; and

17.2.6
resulting from the imposition from time to time, under or pursuant to the Bank of England Act 1988 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement upon the Lender to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund the Outstanding Indebtedness.

17.3	Stamp duties

The Borrowers shall pay any and all stamp, documentary, registration and like taxes or charges imposed by governmental authorities in relation to this Agreement and the other Security Documents, and each Borrower shall indemnify the Lender against any and all liabilities with respect to, or resulting from, delay or omission on the part of the Borrowers to pay such taxes or charges.

17.4	General indemnities

The Borrowers shall pay to the Lender on demand, and each Borrower shall indemnify the Lender against any losses, expenses or liabilities whether actual or contingent, (as to the amount of which the Lender's certificate shall be conclusive and binding upon the Borrowers, except in case of manifest error) suffered or incurred by the Lender in connection with or as a result of:

17.4.1	Either Tranche not being drawn in full on the Drawdown Date specified in the Borrowers' Notice of Drawdown for that Tranche for any reason, other than as a result of a default by the Lender;

17.4.2	any repayment or prepayment of the whole or any part of a Tranche or consolidation of the Tranches being made on any date other than the last day of the Interest Period applicable thereto;

17.4.3	any default in payment by the Borrowers (or any of them) of any sum due under the Security Documents on its due date; or

17.4.4	the occurrence or continuance of an Event of Default and/or a Potential Event of Default.

17.5	Breakage costs

Without prejudice to its generality, Clause 17.4 shall extend to:

17.5.1	any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed by the Lender in order to fund any unpaid amount; and

17.5.2
to any loss, premium, penalty or expense which may be incurred by the Lender in liquidating or employing deposits from third parties taken to make, maintain or fund the Loan (or any part thereof) or any other amount due or to become due to the Lender under the terms of any of the Security Documents.

17.6	Currency indemnity

The following shall apply if any amount is received or recovered by the Lender in respect of any moneys or liabilities due, owing or incurred by the Borrowers (or any of them) to the Lender (whether as a result of any judgment or order of any court or in the bankruptcy, administration, reorganisation, liquidation or dissolution of a Borrower or by way of damages for any breach of any obligation to make any payment to the Lender) in a currency (the "Currency of Payment") other than Dollars in whatever circumstances and for whatever reason:

17.6.1
such receipt or recovery shall only constitute a discharge to the Borrowers to the extent of the amount in Dollars which the Lender is able or would have been able, on the date or dates of receipt by it of such payment or payments in the Currency of Payment (or, in the case of any such date which is not a Banking Day, on the next succeeding Banking Day), to purchase in the foreign exchange market of its choice with the amount or amounts so received;

17.6.2
if the amount of Dollars which the Lender is so able to purchase falls short of the amount originally due to the Lender, each Borrower shall indemnify and hold the Lender harmless against any loss or damage arising as a result by paying to the Lender that amount in Dollars certified by the Lender as necessary to so indemnify and hold harmless the Lender;

17.6.3
this indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order; and

17.6.4
the certificate of the Lender as to the amount of any such loss or damage  (which shall be deemed to constitute a loss suffered by the Lender) shall (save in case of manifest error) for all purposes be conclusive and binding on the Borrowers.

17.7	Survival of indemnities

The indemnities contained in the Security Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to such discharge.

18.	CHANGES IN CIRCUMSTANCES

18.1	Market disturbances

This Clause 18 applies if at any time prior to the commencement of any Interest Period:

18.1.1
the Lender shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Interest Rate applicable to that Interest Period;

18.1.2
the Lender shall determine that the rate at which deposits in Dollars are being offered to the Lender in the London Interbank Market would not adequately reflect the cost to the Lender of making, funding or maintaining the Loan or any part thereof for the duration of that Interest Period; or

18.1.3
the Lender shall determine that, by reason of circumstances affecting the London Interbank Market generally, deposits in Dollars are not available to it in sufficient amounts in the ordinary course of business and that accordingly the Lender will not be able to make, fund or maintain the Loan or any part of it during that Interest Period.

18.2	Determination Notice

If any of the circumstances described in Clause 18.1 occurs, the Lender shall promptly give notice thereof (a "Determination Notice") to the Borrowers.

18.3	Suspension of Lender's commitment

If a Determination Notice is given prior to the Loan or any part thereof being advanced by the Lender, then the Lender's obligation to make available the Loan or any part thereof shall be suspended during the continuation of such circumstances.

18.4	Mitigation

If the Determination Notice is given after the first Tranche or a part thereof has been advanced, the obligation of the Lender to make available the other Tranche shall be suspended during the continuation of such circumstances and in relation to that part of the Loan already drawn the Borrowers and the Lender shall negotiate in good faith in order to agree a mutually satisfactory Interest Rate or Rates, Interest Period or Periods and Interest Date or Dates or basis of funding for the Lender to be substituted for those which would otherwise have applied under this Agreement.

18.5	Alternative funding

If the Borrowers and the Lender are unable to agree an Interest Rate or Rates, Interest Period or Periods and Interest Date or Dates or basis of funding for the Lender within a period not exceeding 30 days of the giving of such Determination Notice, the Lender shall set an Interest Rate or Rates, an Interest Period or Periods and Interest Date or Dates or basis of funding for the Lender all to take effect from the expiration of the Interest Period current at the date of the Determination Notice, which Interest Rate or Rates shall be the aggregate of the Applicable Margin and the cost to the Lender of funding the Loan or relevant part thereof (as the case may be) in any available currency for the Interest Period or Periods so set.

18.6	Repeat of procedure

If the state of affairs referred to in the Determination Notice extends beyond the end of an Interest Period so agreed or set, the foregoing procedure shall be repeated as often as may be necessary.

18.7	Borrowers' right of prepayment

The Borrowers may give 10 Banking Days notice to the Lender that they wish to prepay the Loan as a result of an interest rate set pursuant to Clause 18.5.  The relevant provisions of Clause 5.3 shall apply to that prepayment.

19.	INCREASED COST

19.1	Causes of increased cost

This Clause 19 applies if the Lender considers that as a result of (a) the introduction of or any change in any applicable law, regulation or official directive (whether or not having the force of law), or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, or (b) the implementation, application or compliance by the Lender with Basel II or any other directive, request or requirement from any applicable governmental, fiscal or monetary authority (whether or not having the force of law):

19.1.1
there is any change in the basis of taxation (other than the basis of taxation of the Lender's overall net income) of payments by either of the Borrowers to the Lender of principal, interest or otherwise;

19.1.2	there is any change in the basis of taxation of payments by the Lender of principal or interest on, or otherwise in respect of, deposits taken from third parties to make, fund or maintain the Loan;

19.1.3
any reserve, special deposit, cash ratio, liquidity or other requirements are imposed, modified or deemed applicable against assets held by or deposits in or for the account of, or loans by, the Lender (including, without limitation, any such requirements arising out of the implementation of any regulations which may replace those set out Basle II or any other revision to the Basel Accord); or

19.1.4	any other condition is imposed on the Lender in respect of the transactions contemplated by this Agreement or any other of the Security Documents,

and, as a result, the Lender incurs an increased cost.

19.2	Types of increased cost

An increased cost is:

19.2.1	any additional cost to the Lender of making, funding or maintaining the Loan or any part thereof or entering into this Agreement;

19.2.2	any reduction in any amount payable or the effective return to the Lender under this Agreement; or

19.2.3
the amount of any payment made by the Lender or the amount of any interest or other return foregone by the Lender calculated  by reference to any amount received or receivable by the Lender from any other person who is a party to this Agreement or any Security Documents.

19.3	Notification

The Lender shall promptly notify the Borrowers of any increased cost incurred by the Lender.

19.4	Indemnification of Lender

The Borrowers shall pay to the Lender from time to time upon demand such additional moneys as the Lender shall specify to be necessary to indemnify the Lender for any increased cost.

19.5	No defence

It shall not be a defence to a claim by the Lender under this Clause 19 that any increased cost could have been avoided by the Lender.

19.6	Separate debt

Any amount due from the Borrowers under this Clause 19 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

19.7	Borrowers' right of prepayment

The Borrowers may give 10 Banking Days notice to the Lender that they wish to prepay the Loan as a result of any amounts payable by the Borrowers under this Clause 19.  The relevant provisions of Clause 5.3 shall apply to that prepayment.

20.	ILLEGALITY

20.1	Causes of illegality

This Clause 20 applies if the introduction of, or any change in, any applicable law or regulation, or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, makes it unlawful for the Lender to maintain or give effect to its obligations under this Agreement.

20.2	Notification

The Lender shall promptly notify the Borrowers of the occurrence of any of the circumstances described in Clause 20.1.

20.3	Mandatory prepayment

On so notifying the Borrowers the Lender's obligations under this Agreement shall terminate forthwith and the Borrowers shall immediately prepay the Loan.  The relevant provisions of Clause 5.3 shall apply to that prepayment.

20.4	Force majeure

The Lender will not be liable for any failure on its part to provide or maintain the Loan or any part thereof resulting, directly or indirectly, from any action, inaction or purported action of any government or governmental agency or any strike, boycott or blockade or any cause whatsoever outside its control.

21.	JOINT AND SEVERAL LIABILITY

21.1	Joint and several

All obligations and liabilities imposed on or assumed by the Borrowers under or pursuant to this Agreement and the other Security Documents are joint and several even if not so expressed.

21.2	Obligations not affected

None of the obligations and liabilities of the Borrowers under this Agreement and the other Security Documents shall be impaired by:

21.2.1
any failure of this Agreement or any other of the Security Documents to be legal, valid, binding and enforceable in relation to either of the Borrowers or any other Obligor whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

21.2.2	any giving of time, forbearance, indulgence, waiver or discharge in relation to either of the Borrowers or any other Obligor; or

21.2.3	any other matter or event whatsoever which might have the effect of impairing all or and of the liabilities any obligations of either of the Borrowers or any other Obligor.

21.3	Principal debtors

Each of the Borrowers declares that it is and will, throughout the Security Period, remain a principal debtor for the payment of the Outstanding Indebtedness and neither of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrower hereunder.

21.4	Subordination

Neither of the Borrowers (hereinafter called a "Creditor Borrower") will without the prior written consent of the Lender or unless so directed by the Lender (whereupon that Borrower shall act in accordance with the Lender's directions) ask, demand, sue for, take or receive from the other Borrower (hereinafter called a "Debtor Borrower") by set-off or any manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by a Debtor Borrower to a Creditor Borrower whether actual or contingent, jointly or severally or otherwise howsoever, until the Outstanding Indebtedness has been paid and discharged in full.

22.	ASSIGNMENTS AND TRANSFERS

22.1	Successors and assigns

This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

22.2	No assignment by Borrowers

Neither Borrower may assign or transfer all or any of its rights, benefits or obligations under this Agreement or under any of the other Security Documents without the prior written consent of the Lender.

22.3	Assignment and sub-participation by Lender

The Lender may assign, sub-participate or transfer all or any of its rights, benefits and/or obligations under this Agreement and under the Security Documents without the consent of the Borrowers. Notwithstanding the provisions of this Clause, any assignment by the Lender shall be made only after prior consultation of the Lender with the Borrower.

22.4	Disclosure of information

The Lender may disclose to any potential transferee, assignee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Agreement or any other of the Security Documents, such information about the Borrowers and the other Obligors and their respective businesses, assets or financial condition as the Lender shall consider appropriate.

22.5	Change of lending office

The Lender may at any time and from time to time change its lending office and/or delegate any one or more of its rights, powers and/or obligations under this Agreement and the other Security Documents to any person, but the Borrowers shall have no additional payment obligations as a result of such change to those that would have applied had such change not taken place.

22.6	Further assurance

Each Borrower undertakes to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and deliver of all such instruments and documents as the Lender may require for the purpose of perfecting any such assignment, transfer, sub-participation, change or delegation.

23.	SET-OFF

23.1	Set-off

The Borrowers authorise the Lender without prejudice to any of the Lender's rights at law in equity or otherwise, at any time and without notice to the Borrowers, but only after the occurrence of an Event of Default that is continuing:

23.1.1
to combine and/or consolidate all or any accounts (whether current, deposit, loan or of any other nature whatsoever, whether subject to notice or not and in whatever currency) of the Borrowers (or any of them) with any branch of the Lender;

23.1.2
to apply any credit balance (whether or not then due) on any such account or accounts of the Borrowers (or any of them) in or towards satisfaction of any sum due and payable but not paid to the Lender and any other liability of the Borrowers (or any of them) (whether actual or contingent) under this Agreement and/or any of the Security Documents; and

23.1.3	to do in the name of the Borrowers (or any of them) and/or the Lender all such acts and execute all such documents as may be necessary or expedient to effect such application.

23.2	Purchase of other currencies

For all or any of the above purposes, the Lender is authorised to purchase with the moneys standing to the credit of such account or accounts any such other currency or currencies as may be necessary to effect such application.  The Lender shall not be obliged to exercise any right given to it by this Clause 23.

24.	MISCELLANEOUS

24.1	Time of essence

Time is of the essence as regards every obligation of the Borrowers under this Agreement and the other Security Documents, but no delay or omission by the Lender to exercise any right, power or remedy vested in it under this Agreement or any other of the Security Documents or by law shall impair such right, power or remedy, or be construed as a waiver of, or as an acquiescence in, any default by the Borrowers (or either of them).

24.2	No waiver

If the Lender on any occasion agrees to waive any such right, power or remedy, such waiver shall not in any way preclude or impair any further exercise thereof or the exercise of any other right, power or remedy.

24.3	Waivers to be in writing

Any waiver by the Lender of any provision of this Agreement or any other of the Security Documents, and any consent or approval given by the Lender shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given.

24.4	Amendments to be in writing

Neither this Agreement nor any of the other Security Documents may be amended or varied orally but only by an instrument signed by the Lender and each of the other parties thereto.

24.5	Remedies cumulative

The rights, powers and remedies of the Lender contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights, powers or remedies conferred by law, and may be exercised from time to time and as often as the Lender may think fit.

24.6	Severability

If at any time one or more of the provisions of this Agreement or any other of the Security Documents is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

24.7	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

24.8	Conclusiveness of Lender's certificates

The certificate or determination of the Lender of a rate or amount under this Agreement and any other Security Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates and is binding on the Borrowers.

24.9	Borrowers' duties

Each Borrower shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Lender may require for the purpose of more effectively accomplishing or perfecting the transaction or security contemplated by this Agreement.

25.	NOTICES

25.1	Addresses

All notices (which expression includes any demand, request, consent or other communication) to be given by one party to the others under this Agreement and the other Security Documents shall be in writing and (unless delivered personally) shall be given by telefax or first class pre-paid post (airmail if sent internationally) and be addressed:

25.1.1	in the case of the Lender, as follows:

10 Gresham Street,
London EC2V 7AE

Telefax No:            +44 207 158 3204

Attn:                      Head of Loans Management

With a copy to

Telefax No:            +44 117 9233367

Attn:                      Loan Administration

25.1.1	in the case of the Borrowers, as follows:

24 Kaningos Street
185 34 Kastella
Piraeus
Greece
Attn:     Charilaos Loukopoulos
Telefax No:            +30 210 42200230

25.2	Changes of address

If the Lender or either Borrower wishes to change its or their address for communication, the one shall give to the others not less than 5 Banking Days' notice in writing of the change desired.

25.3	Deemed receipt of notices

Notices addressed as provided above shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or five 5 days after posting (in the case of letters sent internationally), provided that notices to the Lender shall be effective only upon their actual receipt by the Lender.  In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following working day in such country.

25.4	English language

All notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement and the other Security Documents shall be in the English language or be accompanied by a certified English translation.

26.	APPLICABLE LAW AND JURISDICTION

26.1	Governing law

This Agreement shall be governed by and construed in accordance with English law.

26.2	Submission to jurisdiction

Each Borrower hereby irrevocably agrees for the exclusive benefit of the Lender that the English courts shall have jurisdiction in relation to any dispute and any suit, action or proceeding (referred to together in this Clause 26 as "Proceedings") which may arise out of or in connection with this Agreement and/or any of the other Security Documents, and for such purposes irrevocably submits to the jurisdiction of such courts.

26.3	Service of process

Each Borrower hereby irrevocably agrees:

26.3.1
that, for the purpose of Proceedings in England, any legal process may be served upon Hill Dickinson Services Limited, currently of c/o Hill Taylor Dickinson, Irongate House, Duke's Place, London EC3A 7HX (Attn: Ms. Electra Panayotopoulos), who is hereby authorised to accept service on behalf of the Borrowers, which shall be deemed to be good service on the Borrowers; and

26.3.2
that throughout the Security Period it will maintain a duly appointed process agent in England, duly notified to the Lender, and that failure by any such process agent to give notice thereof to it shall not impair the validity of such service or of a judgment or order based thereon.

26.4	Choice of forum

Nothing in this Clause 26 shall affect the right of the Lender to serve process in any manner permitted by law or limit the right of the Lender to take Proceedings against the Borrowers (or either of them) in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by the Lender in any other jurisdiction, whether concurrently or not.

No Borrower shall commence any Proceedings in any country other than England in relation to any matter arising out of or in connection with this Agreement and/or any of the other Security Documents.

26.5	Forum convenience

Each Borrower irrevocably waives any objection which it may now or hereafter have on the grounds of inconvenient forum or otherwise to Proceedings being brought in any such court as is referred to in this Clause 26, and further irrevocably agrees that a judgment or order in any Proceedings brought in the English courts shall be conclusive and binding upon the Borrowers and may be enforced without review in the courts of any other jurisdiction.

26.6	Consent

Each Borrower consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings, including without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

26.7	Waiver of immunity

To the extent that either Borrower may be entitled in any jurisdiction to claim for itself or its property or assets immunity in respect of its obligations under this Agreement from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process, or to the extent that in any such jurisdiction there may be attributed to it or its property or assets such immunity (whether or not claimed) the Borrowers irrevocably agree not to claim and irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

FORM OF NOTICE OF DRAWDOWN

TO:           Lloyds TSB Bank plc

ATTN:      [●]
2008
Dear Sirs,

NOTICE OF DRAWDOWN

We refer to the loan agreement dated [●] 2008 (the "Loan Agreement") made between (1) ourselves as Borrowers and (2) yourselves as Lender providing for a loan to ourselves of up to $9,900,000 in up to 2 Tranches.  Expressions defined in the Loan Agreement shall have the same meanings when used in this letter.

Pursuant to Clause 3 of the Loan Agreement we hereby give you notice that we wish to draw a Tranche as follows:

Name of Vessel                        :  [●]

Name of buyer of Vessel           :  [●]

Amount of Tranche                   : $[●]

Proposed Drawdown Date         :  [●]  2008

Duration of first Interest Period  :  [●]  months

We hereby request and authorise you to apply the proceeds of said Tranche by paying the proceeds by [●], to [●] Account No. [●], quoting the reference [●].

We confirm that:

(a)	the representations and warranties made by us as set out in Clause 14 of the Loan Agreement are true and accurate on the date hereof as if made on such date; and

(b)	no Event of Default or Potential Event of Default has occurred and is continuing or will occuras a result of the proposed borrowing.

Yours faithfully,

………………………………………….…..……….
For and on behalf of
Lemannvile Navigation Inc.
Turneville Navigation Inc.

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS AND EVIDENCE

The documents and evidence referred to in Clause 12 are as follows:

A.	Documents and evidence to be received on or before the date on which Notice of Drawdown is given by the Borrowers

1.	Certified copies of the constitutional documents of each Obligor.

2.	A certificate of good standing for each Obligor or other evidence that that Obligor is in good standing in its country of incorporation.

3.	A certificate of incumbency of each Obligor signed by the secretary or a director of that Obligor stating (a) its officers and directors; and (b) the shareholding of that Obligor.

4.
Certified copies of resolutions duly passed by the directors and (if required by the Lender) the shareholders of each Obligor at separate meetings evidencing approval of the transactions contemplated by this Agreement, the other Security Documents and the Transaction Documents and authorising the execution of the same.

5.	The original of any power of attorney issued by each Obligor in favour of any person or persons executing this Agreement and the other Security Documents.

6.
Certified copies of all licences, authorisations, approvals and consents required in connection with the execution, delivery, performance, validity and enforceability of the Security Documents and the Transaction Documents.

7.	Such certificates and documents as the Lender may require to comply with any money-laundering prevention procedures and know your client requirements then applicable to it.

8.	Certified copies of the Transaction Documents and of all documents, signed or issued by either Borrower and/or the other parties thereto under or in connection therewith.

9.
The Security Documents referred to in Clause 13.2 and all notices and acknowledgments required under those Security Documents duly executed by the Borrowers and/or by the other Obligors (or any of them) and/or by any other relevant party(ies) (as relevant).

10.	Evidence that each Deposit Account has been duly opened by the Borrowers and the Seller with Deutsche Schiffsbank AG.

11.	Evidence satisfactory to the Lender that the balance of the Deposit not being financed by the Lender under this Agreement has been or will be lodged in the Deposit Account.

12.
Confirmation from the agents in England nominated in this Agreement and elsewhere in the Security Documents by each Obligor for the acceptance of service of process, that they consent to such nomination.

13.	Favourable opinions from the Lender's legal advisers with respect to each Obligor, and the overall transaction contemplated by this Agreement, in such terms as the Lender may require.

Unless otherwise specified, each copy document referred to in this Schedule shall be certified as a true and complete and up to date copy of the original by a director or the secretary of the relevant Obligor or by another person acceptable to the Lender.

SCHEDULE 3

DETAILS OF THE VESSELS

Owner	Seller	Vessel name

Lemannville Navigation Inc.	ST Shipping & Transport Pte. Ltd.	Hull No. 2143

Turneville Navigation Inc.	ST Shipping & Transport Pte. Ltd.	Hull No. 2198

SCHEDULE 4

MANDATORY COST FORMULAE

1.
The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for the Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Lender as a weighted average of the Lender's Additional Cost Rates and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for the Lender lending from a lending office in a Participating Member State will be the percentage notified by the Lender to the Borrowers.  This percentage will be certified by the Lender in its notice to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the Loan made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for the Lender lending from a lending office in the United Kingdom will be calculated by the Lender as follows:

 per cent. per annum.

Where:

E
is designed to compensate the Lender for amounts payable under the Fees Rules and is calculated by the Lender as being the average of the most recent rates of charge supplied by the Lender pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

"Participating Member State" means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European  Union relating to European Monetary Union; and

"Tariff Base" has the meaning given to it in, and will be calculated in accordance with,

6.
The rates of charge of the Lender for the purpose of E above shall be determined by the Lender based upon applicable information above and on the assumption that the Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

7.
The Lender shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by it pursuant to paragraph 3 above is true and correct in all respects.

8.
Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

9.
The Lender may from time to time, after consultation with the Borrowers, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

BORROWERS

SIGNED for and on behalf	)
of	)
LEMANNVILLE	)
NAVIGATION INC.	)
by	)
its duly appointed attorney	)
in the presence of:	)

SIGNED for and on behalf	)
of	)
TURNEVILLE	)
NAVIGATION INC.	)
by	)
its duly appointed attorney	)
in the presence of:	)

THE LENDER

SIGNED for and on behalf	)
of	)
LLOYDS TSB BANK PLC	)
by	)
its authorised signatory	)
in the presence of:	)

SK 23286 0002 890390